Exhibit 10.5

LEASE

THIS LEASE AGREEMENT, Made and entered this 12th day of May, 2001, by and between SYLVAN J. DLESK AND ROSALIE J. DLESK, doing business as DLESK REALTY & INVESTMENT COMPANY, having an office address at P. 0. Box 3009, Wheeling, WV 26003, a West Virginia Corporation, parties of the first part, (hereinafter referred to as “Lessor”), and PROGRESSIVE BANK, N. A., 875 National Road, Wheeling, WV 26003, a National Banking Association.

WITNESSETH:

1.	DESCRIPTION OF PREMISES

The Lessor hereby demises and leases to the Lessee, and the Lessee hereby rents from the Lessor, the following described premises situated in the County of Ohio, and State of West Virginia:

One free standing, one story building, without basement, having approximate measurement of 3,400 square feet, with 4 Drive-Thru lanes including 1 ATM and night deposit, approximately 25 designated Bank parking spaces, and access to approximately 125 additional parking spaces, as part of a Shopping Plaza known as The Village Plaza.

The mailing address of the demised premises shall be:

1054 East Bethlehem Boulevard, Wheeling, WV

26003-4961.

“Demised Premises”, as used in the lease, shall refer to the free standing building with Drive- Thru canopy described above, as well as the designated parking. Gross area of the Demised Premises shall be the number of square feet of total floor space, being approximately 3,400 square feet, in which Lessee will operate a branch banking facility, and approximately 40’ x 60’ Drive-Thru facility, connected to bank building.

In addition to the foregoing “Demised Premises”, the Lessor hereby leases to the Lessee, and the Lessee leases from Lessor, the parking area which includes approximately 25 designated Bank parking spaces, and access to approximately 125 additional parking spaces, as part of a Shopping Plaza known as The Village Plaza., together with all necessary accesses for ingress and egress to and from the demised premises and parking area.

2.	IMPROVEMENTS TO PREMISES PRIOR TO COMMENCEMENT OF TERM

Lessor and Lessee agree that Lessor, at Lessor’s sole expense, shall provide for construction and improvement of the Demised Premises, as per plan submitted by Lessor’s Architect, and approved by Bank Board of Directors and its management, and marked “Exhibit A”, which shall be attached hereto and made a part hereof by reference. Said finish specifications include all partitions and cosmetics of wallcovering, paint, resilient floor, and carpeting.

Further, Lessee, at Lessee’s sole expense, shall obtain all governmental approvals necessary for Tenant to immediately use and occupy said premises. Said improvements, when completed and when said approvals are obtained, shall become a part of the premises which Lessee shall lease in accordance with the terms of this Lease, for the rent herein specified.

Opening for business in the Demised Premises by Lessee shall constitute an acceptance of the Demised Premises, and acknowledgement by Lessee that the Demised Premises are in the substantial condition required by this Lease.

Lessee shall be responsible for all costs and expenses whatsoever, which are required for the installation of all bank equipment, the drive-thru, the ATM facilities, and any other bank related equipment which is necessary to operate a full banking operation.

3.	TERM

To have and to hold the Demised Premises for a term of five (5) lease years, to commence on the 15th day of October, 2001, with an option to renew for eight (8) five year, renewal terms. The effective date for the commencement of the initial lease term shall be the date on which Lessee receives from Lessor a Certificate of Occupancy and obtains physical possession of the Demised Premises.

The first lease term shall be for a period of sixty (60) consecutive calendar months, from the commencement date of the lease term, except that if such commencement date shall be other than the first day of a calendar month, the first lease year shall be for the period from such commencement date, to the end of the calendar month in which it shall occur, plus the following sixty (60) calendar months.

The parties agree that once the commencement date of the term has been established and upon the request of either party, a short form of memorandum of this lease will be executed for recording purposes, which short form or memorandum of lease will set forth the actual commencement and termination dates of the term. Lessor or Lessee may record a written memorandum of this lease upon notice to either party of intent to so record. Any fees or other charges levied by any governmental authority, including the cost of recording said short form or memorandum of lease, will be at the expense of the party requesting that said lease be recorded.

It is agreed that the Lessee shall have the option to renew this Lease for eight additional five (5) year terms, with a Lease rental increase of five percent (5%) for each option period, as well as an increase for taxes and maintenance, as hereinafter set forth. Lessee shall notify the Landlord, in writing, sixty (60) days prior to the expiration of the preceding term, of Lessee’s intention to renew or not to renew the lease.

4.	RENT

a. Lessee hereby covenants and agrees to pay to the Lessor for the five (5) years of said lease, as annual rent for the Demised Premises, the sum of Fifty-Seven Thousand, Six Hundred Dollars ($57,600.00) per year, in equal monthly installments of Forty-Eight Hundred Dollars ($4,800.00) each for the five (5) years, all in advance, on the first day of every calendar month during said term. If the term of this lease shall commence on a day other than the first day of the month, Lessee shall pay in advance on said commencement day, Minimum Rent equal to one-thirtieth (1/30) of the monthly Minimum Rent multiplied by the number of days in the fractional month for which Lessee is obligated to pay rent.

b. Should the Lessee exercise its option to renew lease for any of the additional terms of five (5) years, the Lessee agrees to pay to the Landlord as annual rent for the Demised Premises, an increase beginning with each five (5) year option period of five percent (5%) greater than previous five (5) year lease period, including 5% increase in real estate taxes and maintenance charges for each preceding option period.

5.	USE

At the commencement of this Lease, the Demised Premises shall be used by the Lessee as a full service banking facility with any and all banking services and products. Lessee shall have the right and privilege to use the premises for any lawful purposes which are not harmful to the premises, and Lessee agrees that in the conduct of its business it will conform or comply with and fully satisfy all State, Municipal, and Federal Regulations, Laws and Ordinances, and the requirements of the Board of Health, the EPA, OSHA, and any other Federal agencies, and all municipal departments, bureaus and officials of government or other duly constituted authorities, and will not conduct on the demised or leased premises any illegal business or practice.

6.	MAINTENANCE BY LESSOR

Lessor covenants and agrees to keep and maintain, at its own cost and expense (except as hereinafter set forth), the roof and other exterior portions of the Demised Premises, and the plumbing, sewage, and utility lines outside the building, in which the Demised Premises are located, and to make necessary structural repairs in the interior of the Demised Premises, except however, that the Lessor shall not be responsible for the first $1,000.00 cost per each six months to the following, even if exterior or structural: any and all repairs, replacements or maintenance to any and all storefronts, doors, door frames, door checks, and operators and windows; plumbing, heating, air conditioning; reasonable wear and tear damage caused by any act or negligence of Lessee, its employees, agents, invitees, licensees, or contractors. Other than as herein provided, Lessor shall not be responsible to make any other improvements or repairs of any kind in or upon the Demised Premises.

In the event the Lessor shall be required to repair, alter, remove, reconstruct, or improve any part of the premises for whatever reason, the same shall be made by Lessor with reasonable dispatch, and with a minimum of interference to Lessee’s business.

If Lessor refuses or neglects to commence or complete said repairs or changes promptly or adequately, Lessee may, after written notice to Lessor, make or complete said repairs or changes, and Lessor shall be responsible for the reasonable costs for said repairs.

7.	MAINTENANCE BY LESSEE

Lessee covenants and agrees to keep and maintain, at it’s own costs and expense, in good order, condition, and repair, the Demised Premises and every part thereof, except as hereinbefore provided, including, but with a $1,000.00 maximum cost per each six months, for each incident of repair, replacement or maintenance, the exterior and interior portions of all doors, door frames, door checks and operators, windows, plate glass, and showcases surrounding the Demised Premises, all plumbing and sewage facilities and electrical systems within or beneath the Demised Premises, fixtures, heating, air-conditioning and electrical equipment, and interior walls, floor and ceiling, signs and all interior building appliances and similar equipment installed by Lessee, and any portions of the roof and other exterior areas of the Demised Premises which have been altered by the Lessee. Lessee agrees to replace any of their trade fixtures or equipment at their own cost and expense.

Lessee shall promptly comply with all present and future laws, regulations, or rules of any county, state, federal, and other governmental authority, and any bureau and department thereof, and of the National board of Fire Underwriters or any other body exercising similar function, which may be applicable to the Demised Premises.

If Lessee refuses or neglects to commence or complete said repairs or changes promptly and adequately, Lessor may, but shall not be required to do so, after written notice to Lessee, make or complete said repairs or changes and Lessee shall pay the reasonable cost thereof to the Lessor upon demand.

All repairs, alterations, additions, or improvements made by Lessee, shall comply with building codes.

8.	SURRENDER OF DEMISED PREMISES

Lessee covenants and agrees to deliver up and surrender to the Lessor, the possession of the Demised Premises, upon the expiration of this lease or it’s earlier termination as herein provided, in as good condition and repair as the same shall be at the commencement of said term or may have been put by the Lessor during the continuance thereof - ordinary wear and tear and damage by fire or the elements, excepted.

9.	TRADE FIXTURES AND OTHER PROPERTY IN THE DEMISED PREMISES

Lessee may, at the expiration of said term, remove all Lessee’s trade or store fixtures which can be removed without costly injury to, or undue defacement of the Demised Premises, provided all rents stipulated are paid in full and Lessee is not otherwise in default hereunder, and that any and all damage to Demised Premises or to Lessor’s premises (resulting from or caused by such removal), shall be promptly repaired at Lessee’s expense.

All leasehold or building improvements, including without limitation, carpeting and padding, light fixtures, and heating and air-conditioning equipment, and all construction work done by the Lessee, shall attach to the freehold when installed or completed, and shall be the property of the Lessor, unless abandoned in writing by Lessor, in which event Lessee shall assume ownership of and responsibility for same. Lessee shall not remove, destroy, or alter any leasehold or building improvement, without first giving adequate prior written notice to Lessor, who shall have the right to demand that Lessee salvage and deliver to Lessor, at the expense of Lessee, any existing improvement or construction work. All store fixtures or trade fixtures and signs shall remain the property of the Lessee, subject at all times to a security interest in favor of Lessor, to secure Lessor’s claim for rent and other sums which may become due to the Lessor under this lease, except that Lessor’s lien in said fixtures shall be subordinate to first lien purchase money financing by Lessee.

Lessee further agrees that all personal property of every kind or description which may, at any time, be located in the Demised Premises, shall be, at the Lessee’s sole risk, or at the risk of those claiming under the Lessee. Lessor shall not be responsible or liable to Lessee for any loss or damage resulting to Lessee or its property from roof leaks, water, gas, steam, fire, or the bursting, stoppage, or leaking of sewer pipes, or from heating or plumbing fixtures, or from electric wires, or from gas or odors, or caused in any manner whatsoever, except that Lessor shall be liable for its negligent failure to make required repairs promptly after receiving written notice from Lessee of the need to repair.

10.	PERSONAL PROPERTY, FIXTURES, EQUIPMENT, AND SIGNS.

The Lessee may install in and upon the Leased Premises, at it’s sole expense, any and all items of personal property, fixtures, equipment and signs, which are necessary and proper in the general conduct of it’s business, but none of which shall be installed upon the roof or outside walls of the Leased Premises without the written consent of the Lessor. Such consent shall not be unreasonably or arbitrarily withheld by the Lessor. Upon the expiration, cancellation, or termination of this Lease or any extension or renewal hereof, the Lessee may remove, at its sole expense, any or all of the said items, provided Lessee is not otherwise in default of the performance of its obligations under this Lease, but agrees, that if the installation or removal of any such personal property, fixtures, equipment, and signs causes any material damage to the Leased Premises, then such damage shall either be repaired or the Lessor shall be compensated therefore. Any personal property, fixtures, equipment, and signs placed upon the Leased Premises by the Lessee and remaining after surrender, cancellation or termination of the Lease or any extension or renewal hereof, shall be the sole property of the Lessor, to be dealt with and disposed of as the Lessor may desire, and all rights of the Lessee therein shall thereupon be lost and terminated.

11.	UTILITY EQUIPMENT AND SERVICES

Lessee shall pay all charges for utility services including heat, air conditioning, water, gas, electricity, and telephone used on the premises by Lessee.

From the date the work of the Lessor in the Demised Premises is substantially complete, or from the date Lessee begins its work in the Demised Premises, whichever first occurs, Lessee agrees to pay for all utility services rendered or furnished to the Demised Premises including heat, water, electricity, sprinkler charges, fire line charges, sewer rental, sewage treatment facilities and the like, together with all taxes levied or other charges on such utility consumption, standby utility capacity or potential utility use. Lessor shall not be liable for the quality, quantity, failure, or interruption of such services to the Demised Premises.

12.	TENANT SHALL PAY FOR ALL TENANT’S WORK AND MATERIALS AND DISCHARGE ALL LIENS

Lessee covenants and agrees, without cost or expense to Lessor, that it, shall promptly pay or cause to be paid, all persons and entities for all work performed for Lessee and materials supplied to Lessee in improving the Demised Premises. Lessee further covenants and agrees that no such person or entity shall file a lien of any kind whatsoever or any certificate, affidavit, notice of intention, or other statement relative thereto, on or against the Demised Premises, the Shopping Plaza, or any part thereof, or interest therein. Lessee hereby undertakes to indemnify and hold harmless the Lessor against and from any and all costs and expenses incurred including, without limitation, court costs and attorney’s fees, and any and all claims, demands, liability, loss, or damage suffered by Lessor in connection with any such person “or entity” filing such lien or asserting any right to receive any such payment, whether rightfully or wrongfully filed or asserted. Additionally, in the event a lien is filed by any such person or entity, Lessee shall bond against or otherwise cause to be discharged said lien within ten (10) days after written request by Lessor. If Lessee fails to comply with the foregoing provisions, Lessor is hereby granted the right, but not the obligation, upon reasonable written notice to Lessee, to bond against or otherwise discharge any such lien and, if Lessor exercises this right, Lessee promptly shall reimburse Lessor upon demand for any and all costs and expense incurred, including, without limitation, court costs and attorney’s fees, in connection therewith, including a reasonable rate of interest thereon.

In the event the Lessee is performing any construction in the Demised Premises which is subject to a lien by any such person or entity and the law of the State of West Virginia provides for the filing of a lien waiver or no-lien stipulation which would prevent a lien from being filed by any such person or entity, then the Lessee agrees to execute a lien waiver or no-lien stipulation (designating the Lessor as Owner and the Lessee as Contractor)

and furnish it to Lessor to be filed in the proper recording office of the appropriate political subdivision.

13.	WALKWAYS, PARKING AREAS, AND CLEANING OF PREMISES

Lessee will keep the walkway areas of the Leased Premises swept and free of snow and ice and any other matter which may cause or result in injury to persons or property. Lessee shall promptly notify Lessor of any potential injury-inducing circumstances actually known to Lessee as would be considered likely to result in injury, by a reasonably prudent person. All such areas shall be insured in accordance with heading LESSEE INSURANCE, Paragraph #16.

Lessee shall at all times keep the Leased Premises, all areas adjacent to the Leased Premises (loading area, trash area, etc.) and improvements and appurtenances thereon and thereto in a safe, clean, wholesome condition and comply in all respects with all governmental, health, fire and police statutes, requirements and regulations. Lessee shall further remove, at its sole expense, any rubbish or waste of any character whatsoever which may accumulate on the site with respect to the operation of its business. Should Lessee fail, in Lessor’s discretion, to do any of the foregoing after having been provided 5 days written notification, then Lessor shall have the right, privilege and license to enter upon the site and make any and all corrections or improvements that may be necessary and to charge such Lessee the expenses incurred in doing so. Lessee agrees to pay any such expenses in addition to its next monthly rental payment.

14.	PAYMENT OF PROPERTY TAXES

Lessor shall promptly pay, when due, all real property taxes, personal property taxes on items owned by Lessor and special assessments lawfully levied against the premises.

Lessee shall promptly pay all personal property taxes lawfully levied against personal property of any kind owned by Lessee upon or about the premises and any special assessments levied against obligations assumed by Lessee in this Lease. Furthermore, Lessee further agrees to pay, on demand from Lessor, real estate taxes of $2,000.00 per year, for five years, and agrees to pay the appropriate increase with each Option Period, as delineated on Page 4, Item #4, RENT, Paragraph B.

15.	QUIET ENJOYMENT

Lessor covenants and agrees that if the Lessee shall perform all of the covenants and agreements herein stipulated to performed on the Lessee’s part, the Lessee shall, at all times during said term, have the peaceable and quiet enjoyment and possession of the Demised Premises without any manner of hindrance from the Lessor or any persons lawfully claiming through or against the Lessor.

16.	LESSEE INSURANCE

a. Lessee covenants and agrees to obtain and have in force upon his date of entry into the “Demised Premises”, and to keep in force continuously thereafter until the expiration of the entire term of this lease:

(1) Comprehensive general liability insurance relating to the Demised Premises and its appurtenances on an occurrence basis (if obtainable, otherwise on a claims made basis) with minimum limits of liability in amount of One Million Dollars ($1,000,000.00) for bodily injury, personal injury or death to any one person, Two Million Dollars ($2,000,000.00) for bodily injury, personal injury or death to more than one person, and Five Hundred Thousand Dollars ($500,000.00) with respect to damage to property by water or otherwise;

(2) Fire and extended coverage, vandalism, malicious mischief, and special extended coverage insurance in an amount adequate to cover the cost of replacement of all leasehold or building improvements in the Demised Premises which were originally constructed by Lessee, as well as the cost of replacement of all fixtures, equipment, decorations, contents and personal property therein;

(3) Plate glass insurance with respect to all plate and other glass in the Demised Premises; and,

b. All of the aforesaid insurance shall be written by one or more responsible insurance companies satisfactory to Lessor; all such insurance may be carried under a blanket policy covering the Demised Premises and any other of Lessee’s property, and shall contain endorsements that:

(1) Such insurance may not be cancelled or amended with respect to Lessor (or it’s designee[s]), except upon ten (10) days written notice by registered mail to Lessor (and such designee(s) by the insurance company; and

(2) Lessee shall be solely responsible for payment of premiums for such insurance. In the event Lessee fails to furnish such insurance, the Lessor may obtain such insurance and the premiums shall be deemed additional rent to be paid by Lessee to the Lessor upon demand. It is further agreed that any statements made in this lease concerning minimum insurance requirements cannot be construed by the Lessee as indicating either the adequacy or sufficiency of insurance required for the Lessee’s purposes, nor shall such requirements be used to define the responsibility of the Lessee to repair, restore or replace as otherwise covered in this lease.

c. The minimum limits of the comprehensive general liability policy of insurance shall in no way limit or diminish Lessee’s liability under Paragraph “d” hereof and shall be subject to increase at any time, and from time to time, if Lessor, in the exercise of its reasonable business judgment, shall deem same necessary for adequate protection. Within thirty (30) days after demand therefore by Lessor, Lessee shall furnish Lessor with evidence that such demand has been complied with.

d. Lessee will defend, indemnify and save Lessor harmless from and against any and all claims and demands in connection with any accident, injury or damage whatsoever caused to any person or property arising directly or indirectly out of the business conducted in the Demised Premises or occurring in on or about the Demised Premises or any part thereof, or arising directly or indirectly from any act or omission of Lessee or any concessionaire or subtenant or their respective licensees, servants, agents, employees or contractors, and from and against any and all costs, expenses and liability incurred in connection with any such claim or proceeding brought thereon, except to the extent such claims are caused by the negligent acts or omissions of Lessor or its agents. The comprehensive general liability coverage maintained by Lessee pursuant to Section “A” above, shall specifically insure the contractual obligations of Lessee as set forth herein.

e. Lessee agrees, at its own cost and expense, to comply with all of the rules, regulations and recommendations of the Fire Insurance Rating Organization having jurisdiction or any similar body. If at any time, as a result of or in connection with any failure by Lessee to comply with the foregoing sentence or any act of omission or commission by Lessee, its employees, agents, contractors or licensees, as a result of or in connection with the use to which the Demised Premises are put (notwithstanding that such use may be for the purposes hereinbefore permitted or that such use may have been consented to by Lessor).

17.	LESSOR INSURANCE

a. Lessor shall maintain as a minimum requirement:

(1) Comprehensive general liability insurance relating to the Bank Building and its Common Area, and its appurtenances on an occurrence basis (if obtainable,

otherwise on a claims made basis) with minimum limits of liability in the amount of $1,000,000.00 bodily injury, personal injury or death to any one person, and $1,000,000.00 in excess liability coverage.

(2) Fire and extended coverage, vandalism, malicious mischief and special extended coverage insurance in an amount adequate to cover the cost of replacement of all leasehold or building improvements in said Bank Building and Common Area, which were originally constructed by Lessor.

(3) The minimum limits of the comprehensive general liability policy of insurance may be subject to increase, if Lessor, in the exercise of its reasonable business judgment shall deem the same necessary for adequate protection. However, Lessee may, from time to time, request, in writing, from Lessor, evidence of continued insurance and Lessor shall provide Lessee with such evidence.

18.	DAMAGE TO PREMISES

a. Should the Demised Premises, (or any part thereof), be damaged or destroyed by fire or other casualty insured under the standard fire and casualty insurance policy with approved standard extended coverage endorsement applicable to the Demised Premises, Lessor shall, except as otherwise provided herein, and to the extent it recovers proceeds from such insurance, repair and/or rebuild the same with reasonable diligence. Lessor’s obligation hereunder shall be limited to the building and improvements originally provided by Lessor when the Demised Premises were originally constructed and the insurance carried by Lessor shall be held in trust by Lessor for such purposes. Lessor shall not be obligated to repair, rebuild or replace any property belonging to Lessee or any improvements to the Demised Premises furnished by Lessee. Unless this lease is terminated by Lessor as hereinafter provided, Lessee shall, at its cost and expense, repair, restore, redecorate and refixture the Demised Premises and restock the contents thereof in a manner and to at least a condition equal to that existing prior to such damage or destruction, except for the building and improvements to be reconstructed by Lessor as above set forth, and the proceeds of the insurance carried by Lessee on the property, decorations and improvements as well as fixtures and contents in the Demised Premises shall be held in trust by Lessee for such purposes. In the event the Demised Premises are completely or partially destroyed or so damaged by fire or other casualty and this lease is not terminated as hereinafter provided, there shall be abatement of rent; it being understood and agreed that the Lessee shall, at its sole discretion, cost and expense, procure necessary insurance to protect itself against any interruption of its business.

b. Notwithstanding anything to the contrary contained in the preceding Section “A” or elsewhere in this lease, Lessor, at its option, may terminate this Lease on thirty (30) days notice to Lessee, given within ninety (90) days after the occurrence of any damage or destruction if:

(1) The Demised Premises be damaged or destroyed as a result of a risk which is not covered by the Lessor’s insurance, or;

(2) The Demised Premises be damaged and the cost to repair the same shall be more than the cost of replacement thereof, and there be insufficient insurance proceeds to cover said costs.

19.	EMINENT DOMAIN

a. If the whole of the Demised Premises, or such portion thereof as to render the remainder unsuitable for the purposes for which the Demised Premises were leased, be taken or condemned for any public or quasi-public use or purposes by any competent authority in appropriation proceedings or by any right of eminent domain, then this lease shall cease and terminate from the time possession thereof is required for public use. Any dispute under the provisions of this paragraph shall be submitted to the American Arbitration

Association in accordance with its procedures at such time, which determination shall be binding upon the parties hereto.

b. If any part of the Demised Premises shall be so taken and this lease shall not terminated under the provisions of Section “A” above, then Lessor, at it’s own expense, shall repair and restore the portion not affected by the taking, and thereafter the rent to be paid by Lessee shall be equitable and proportionately adjusted. The repair and restoration work of Lessor shall not, however, exceed the scope of the work required to be done by Lessor in originally constructing Lessee’s Demised Premises.

c. All compensation awarded or paid upon such a total or partial taking shall belong to and be the property of Lessor without participation by Lessee and without any deduction therefrom for any present or future estate of Lessee. Lessee shall, however, be entitled to claim, prove and receive in such condemnation proceedings, such award as may be allowed for loss of business and for fixtures and other equipment installed by Lessee, provided that not such claim of Lessee shall diminish or otherwise adversely affect Lessor’s award or the award of any and all ground and underlying lessors and mortgagees.

20.	BANKRUPTCY

In the event the premises or any rights therein shall be levied on by execution or other process of law by a creditor of either party, or if either party shall be adjudged bankrupt or insolvent, or if any receiver shall be appointed for the business and property of either party, or if any assignment shall be made of either party’s property for the benefit of creditors, thereby diminishing any right or privilege granted by this Lease to the other party, then the other party may terminated this Lease forthwith. The above-mentioned termination shall, in no way, affect the right of Lessor to proceed to enforce provisions of this lease in heading #26, DEFAULT BY TENANT, paragraphs a, b, and c.

21.	FORCE MAJEURE

In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lockouts, labor troubles, unavailability or excessive price of fuel, power failure, riots, insurrection, war, fire, or acts of God, or by reason of any cause beyond the exclusive and reasonable control of the party delayed in performing work or doing acts required under the terms of this lease, then performance of such act shall be excused for the period of the delay and the period for the performances of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this clause shall not operate to excuse. Lessee from prompt payment of Rent, or any other payments required by the terms of this lease.

22.	WARRANTIES AND REPRESENTATIONS BY LESSOR

a. In addition to any other warranties and representations by Lessor contained herein, Lessor expressly warrants and represents to Lessee:

(1) That the premises are properly zoned and improved, to permit the use thereof by Lessee for its purposes stated in this Lease, and;

(2) That Lessor has not covenanted or agreed with anyone to restrict the use of the premises for Lessee’s purposes and Lessor knows of no covenants, agreements or restrictions affecting the premises which would prohibit or restrict such use by Lessee, and;

(3) That Lessor owns the premises and any building of which the premises are a part and has the right to lease the premises to Lessee and agrees to provide conclusive evidence thereof to Lessee on demand.

(4) Lessor shall pay real estate taxes assessed, due its ownership of said building.

(5) Lessor shall substantially enforce obligations and restrictions upon all tenants of Village Plaza, similar and comparable to those imposed pursuant to this instrument so as to encourage uniformity of Rules and Regulations for said Plaza.

(6) Lessor shall allow no other bank use tenancy in the Shopping Plaza, during the term of this lease.

23.	BROKERAGE COMMISSIONS

Lessor shall defend, indemnify and hold Lessee harmless against any and all claims of or liability for any brokerage commissions or finder’s fees related in any way to Lessee’s lease of the premises or any part thereof.

24.	SUBORDINATION TO LESSOR’S MORTGAGE AND ATTORNMENT

The Lessor reserves the right and privilege to subject and subordinate this lease at all times to the lien of any mortgage or mortgages for original construction, subsequent construction and/or any repairs and future improvements to said Plaza now or hereafter placed upon the Lessor’s interest in the Demised Premises and on the land and buildings of which the Demised Premises are a part, or upon any buildings hereafter placed upon the land of which the Demised Premises are a part, and to any and all advances to be made under such mortgages, and all renewals, modifications, extensions, consolidations and replacements thereof.

Lessee covenants and agrees to execute and deliver, upon demand, such further instrument or instruments subordinating this lease on the foregoing basis to the lien of any such mortgage or mortgages as shall be desired by the Lessor and any mortgagees or proposed mortgagees.

Lessee shall, in the event of the sale or assignment of Lessor’s interest in the Bank Building, or in the event of any proceedings brought for the foreclosure of, or in the event of the exercise of the power of sale under any mortgage covering the Bank Building, attorn to and recognize such purchaser or mortgagee as Lessor under this Lease, and in any such events, Lessor names herein shall not thereafter be liable on this lease; so long as such mortgagee(s) or purchaser executes a non-disturbance agreement in favor of Lessee.

25.	SALE OF PREMISES BY LESSOR

Any sale of said premises by Lessors shall be subject to all rights of Lessee hereunder.

26.	DEFAULT BY TENANT

In the event:

a. Lessee shall fail to pay any rental or other charges when due hereunder and such default continues for more than ten (10) days, after written notice; or,

b. Lessee shall fail to observe or perform any of the other terms, conditions, or covenants of this lease to be observed or performed by Lessee and such default continues for more than thirty (30) days after written notice; or,

c. Lessee or an agent of Lessee shall suffer this lease to be taken under any writ of execution, then Lessor, besides other rights or remedies it may have, shall have the right within ten (10) days of said default, and upon written notice to Lessee, to terminate this lease, in which event Lessee shall have no further right, title or interest in or to either the Demised Premises or this lease, and, in either event, to remove all persons and property from the Demised Premises and store such property in a public warehouse or elsewhere at the cost of and for the account of Lessee, all without demand, service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby.

27.	LESSEE’S ADDITIONAL AGREEMENTS

a. Lessee agrees at its own cost and expense to:

(1) Keep and maintain in a safe, neat and clean condition all portions of its Demised Premises and appurtenances including adjoining area, storefront, entrances and returns, doors, fixtures, windows and plate glass;

(2) Handle and dispose of all trash, rubbish, refuse, garbage and waste in accordance with regulations established by Lessor, use and pay for the services of the designated trash hauler for the Shopping Plaza, and not permit the accumulation (unless in sealed metal containers), or burning of any trash, rubbish, refuse, garbage or waste materials in, on or about any part of the Shopping Plaza;

(3) Pay when due all personal property taxes assessed against Lessee’s fixtures and furnishings, all taxes arising out of the operation of Lessee’s business, and pay for all license fees, occupational taxes and other governmental charges assessed by reason of Lessee’s use or occupancy of the Demised Premises; Lessee will permit no lien to attach to the Demised Premises as a result of taxes payable by Lessee.

(4) Pay $1,800.00 per year, payable in monthly installments, for maintenance expenses, which shall include snow removal services to the Demised Premises which shall include the parking lot and general maintenance of Bank Parking Lot, with 5% increase for every five year option period exercised by Lessee.

28.	ACCORD AND SATISFACTION

No payment by Lessee or receipt by Lessor of a lesser amount that the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or rent be deemed an accord and satisfaction, and Lessor may accept such check or payment without prejudice to Lessor’s right to recover the balance of such rent or pursue any other remedy in the lease provided.

29.	RELATIONSHIP OF PARTIES

Nothing contained in this lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent or of partnership or of joint venture or of any association whatsoever between Lessor and Lessee, it being expressly understood and agreed that neither the computation of rent nor any other provisions contained in this lease nor any act or acts of the parties hereto shall be deemed to create any relationship between Lessor and Lessee other than the relationship of Lessor and Lessee.

30.	EXONERATION OF INDIVIDUALS

The Lessor or any successor in interest shall not be subject to personal liability in respect to the covenants or conditions of lease, except that Lessor shall be liable to Lessee for damages proximately resulting from their negligent failure to maintain insurance in accord with the minimum requirements of LESSOR INSURANCE, paragraph 17, of this lease. Lessee shall look solely to the equity of the Lessor in the property and the rents, issues, and profits derived therefrom for the satisfaction of all remedies of the Lessee, excepting as stated above, in the event of a breach by the Lessor. It is mutually agreed that this clause is and shall be considered an integral part of the aforesaid lease.

31.	NO THIRD-PARTY RIGHT

The rights and obligations arising under this lease are personal between Lessor and Lessee and their respective successors and assigns and such rights and obligations shall not be enforceable by any third party, except for any mortgagee of Lessor. Furthermore, Lessee recognizes that it has no third-party rights arising out of any agreement between Lessor and any other party other than Lessee regardless of any benefits accruing to Lessee by virtue of the terms of such agreement.

32.	NOTICES AND PAYMENTS

Any bill, statement, notice or communication which Lessor or Lessee may desire or be required to give to the other party shall be in writing and shall be sent to the other party by registered or certified mail to the address specified in the opening paragraph of this lease, or to such other address as either party shall have designated to the other by the like notice, and the time of the rendition of such shall be when same is deposited in an official United States Post Office, postage prepaid. Copies of any notice to Lessee shall be sent in like manner to Lessee at Progressive Bank N. A., 875 National Road, Wheeling, WV 26003. Attention: Management.

33.	GOVERNING LAW

This lease shall be governed by and construed in accordance with the applicable laws of the State of West Virginia.

34.	CAPTIONS AND SECTION NUMBERS

The captions, section numbers and article numbers appearing in this lease are inserted only as a matter of convenience and in no way define, limit or describe the scope or intent of such sections or this lease, nor in any way affect this lease.

35.	INVALIDITY OF PARTICULAR PROVISIONS

If any term or provision of this lease, or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this lease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this lease shall be valid and be enforced to the fullest extent permitted by law.

36.	PROVISIONS BINDING

Except as herein otherwise expressly provided, their terms and provisions hereof shall be binding upon and shall inure to the benefit of the heirs, executors, administrators,

successors and permitted assigns, respectively, of the Lessor and the Lessee. Each term and each provision of this lease to be performed by the Lessee shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Lessee is not intended to constitute a consent to assignment by Lessee, but has reference only to those instances in which Lessor may have given written consent to a particular assignment.

37.	RESERVATION OF RIGHT TO INCORPORATE

Lessor and Lessee acknowledge and understand that Lessor is presently leasing the premises as individuals, doing business as a realty and investment company. Lessor, therefore, specifically reserves the right, subsequent to the execution of this lease, to assign and otherwise transfer all rights, privileges, and responsibilities under this lease instrument to any corporate structure created by Lessor for purposes of continuing to administer Lessor’s responsibilities under this lease instrument. Lessee agrees, without reservation, to allow such transfer and/or assignment without objection thereto and to be bound by the terms of this lease instrument with such new corporate entity substituted as Lessor hereunder.

38.	WAIVER OF SUBROGATION RIGHTS

The Lessor and the Lessee and all parties claiming under them hereby mutually release and discharge each other from all claim and liabilities arising from or caused by any hazard or peril to the extent that such claims and liabilities are covered by insurance, regardless of whether such insurance is payable to or protects the Lessor or the Lessee or both. This release shall be in effect only so long as coverage under the applicable insurance policies or the rights of the insured or others to recover under such policies is not affected by this release. This release is a limited one, and in no way, changes or affects any other indemnification obligations pursuant to Item #16, LESSEE INSURANCE paragraphs 1, 2, and 3 of this lease instrument, except as stated herein.

39.	ENTIRE AGREEMENT

Lessor and Lessee acknowledge and understand that there have been prior negotiations and discussions between them regarding the terms of this lease but that all prior negotiations and discussions are superseded by this lease, including the Exhibits, Rider, if any, attached hereto, which exclusively constitutes the complete and final agreement of Lessor and Lessee and sets forth all the covenants, promises, agreements, conditions, inducements, representations and understanding between Lessor and Lessee concerning the Demised Premises or the Bank Building. Lessee warrants and represents that there are no covenants, promises, agreements, conditions, inducements, representations, or understanding, either oral or written, between them, or any agent of either of them, other than as are expressly herein set forth, and the Lessee does not and shall not have any right to rely upon any covenant, promise, agreement, condition, inducement, representation or understanding, either oral or written, which is not expressly set forth herein. Lessee acknowledges and understands that the representative(s) of Lessor who execute this lease are relying on the representations and warranties herein set forth. Except as herein otherwise expressly provided, no subsequent alteration, amendment, change or addition to this lease shall be legally binding upon Lessor or Lessee unless reduced to writing and signed by them. In the event any such subsequent alteration, amendment, change or addition to this lease is executed by a representative of Lessor other than the representative(s) executing this lease, Lessee shall have the duty to determine and confirm the authority of the person executing said subsequent writing. Lessee’s failure to so determine and confirm the authority will preclude it from asserting any claim that said person had said authority (in the absence of actual authority).

40.	AUTHORITY TO EXECUTE

The person executing and delivering this lease on behalf of Lessee hereby covenants and warrants that such person is duly authorized to execute and deliver the Lease on behalf of Lessee.

41.	CONTINGENCY

It is expressly acknowledged by Lessor that this Lease is contingent upon Lessee obtaining approval from the Office of Comptroller to locate a branch banking facility at and within the Leased Premises.

42.	OPTION TO PURCHASE

At any time during the term of this Lease or at the end of the initial term herein provided, Lessee, if not in default of any of its obligations under this Lease Agreement, shall have the right of first refusal or privilege to purchase the hereinbefore described real property upon the same terms and conditions as any other bona fide offer to purchase received by the Lessor.

43.	SHORT FORM LEASE FOR RECORDING

The Lessor and the Lessee, upon written request of the other, shall at any time join in the execution of a written Memorandum of Lease in proper form for recording or filing in the appropriate office in Ohio County, West Virginia, setting forth the existence and the term of the Lease Agreement, and the Lessor and Lessee shall each take such action as may be necessary to permit such recordation or filing.

44.	ASSIGNMENT

The Lessee shall not assign this Lease nor sublet the demised premises or any part thereof without the written consent of the Lessor, which consent shall not be unreasonably withheld, except, however, that the Lessee may assign this Lease upon condition that such assignment is to a successor corporation or one with which the Lessee shall be merged or consolidated, in which event, neither the assignment nor the acceptance of rent by the Lessor from such assignee or sub-lessee, shall relieve or release nor in any manner void the liability of the Lessee herein provided. In the event of any such assignment or sub-lease, the assignee or sub-lessee shall assume and agree to keep and perform all of the terms, covenants, and agreements of this Lease on the part of the Lessee to be kept and performed, and shall become jointly and severally liable liable for the non-performance thereof.

IN WITNESS WHEREOF, the Lessor and Lessee have caused this lease to be signed upon the day and year first above written.

SIGNED IN THE PRESENCE OF:

	LESSOR:	SYLVAN J. DLESK and
ROSALIE J. DLESK dba DLESK REALTY and INVESTMENT COMPANY

/s/ Debbie McKitrick	BY:	/s/ Sylvan J. Dlesk
(SYLVAN J. DLESK)

/s/ Francie P. Reppy		/s/ Rosalie J. Dlesk
(ROSALIE J. DLESK)

	LESSEE:	PROGRESSIVE BANK N. A. a National Banking Association

	BY:	/s/ Charles K. Graham

	ITS:	President

STATE OF WEST VIRGINIA,

COUNTY OF OHIO, to-wit:

The foregoing instrument was acknowledged before me this 27 day of August, 2001, by SYLVAN J. DLESK and ROSALIE J. DLESK doing business as DLESK REALTY & INVESTMENT COMPANY.

/s/ Gary S. Martin
NOTARY PUBLIC

My commission expires: Nov 4, 2002

STATE OF WEST VIRGINIA,

COUNTY OF OHIO, to-wit:

The foregoing instrument was acknowledged before me this 27 day of August, 2001, by Charles K. Graham, its President, upon behalf of PROGRESSIVE BANK, N.A., a national banking association.

/s/ Gary S. Martin
NOTARY PUBLIC

My commission expires: Nov 4, 2002

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